October 23, 2013

Dear Limited Partner in Rancon Realty Fund IV:

HELP RANCON REALTY FUND IV GO GREEN!

In an effort to reduce paper and the costs associated with printing and mailing of reports such as this one, we’d like to offer you the option of receiving your quarterly and annual reports and other similar communications via email. If you are interested, please send an email to rancon@myinvestment.com and include your email address, plus your name and current mailing address and the P* number from the address section on the outside cover of this report. Reports and other communications sent to you via email will be sent to you without cost. You may change your election at any time and, even if you elect to receive materials by email, you may request a paper copy of the referenced materials at no charge by calling us toll free at 888.909.7774.

PARTNERSHIP DISSOLUTION APPROACHING

As we have mentioned in previous correspondence, Rancon IV is required, by the terms of its partnership agreement, to dissolve on December 31, 2015. During the course of this year, we have been exploring the options available in connection with the anticipated dissolution of the Partnership. The current plan is to develop and prepare a Consent Solicitation Statement (“Consent Statement”) in compliance with the partnership agreement and the SEC’s proxy rules, and to send the Consent Statement to all Limited Partners during the 2nd quarter of 2014.

The Consent Statement will request the approval of the Limited Partners to dissolve and to begin an orderly liquidation of the Partnership’s assets, which would include selling all the properties of the Partnership and distributing the net proceeds to the Limited Partners. The Consent Statement would include information about the Partnership and the proposed dissolution in accordance with the SEC’s proxy rules. Dissolution of the Partnership prior to December 31, 2015 will require approval by the Limited Partners holding a majority of the outstanding units of the Partnership.

During the consent solicitation process, we plan to interview one or more real estate brokerage firms for the purpose of identifying those that could create a comprehensive marketing plan to sell the properties owned by Rancon IV. Retention of any firm would be conditional upon approval of the Partnership’s dissolution by the Limited Partners of Rancon IV. The firm or firms selected would then move forward in presenting the properties in their best light to attract the most promising potential buyers. Many factors will influence the timing of the sale of the properties, including the local markets in which the properties of the Partnership are located and the state of the local and national economies.

CAN PARTNERSHIP UNITS BE SOLD?

Some investors have contacted us, asking how to liquidate (sell) their Partnership Units. Remember that Rancon Realty Fund IV is not publicly traded, so options for selling are limited. Upon request, we can provide a list of potential buyers that you can contact and possibly negotiate with to facilitate the sale of your Units. While we can provide a list of potential buyers, we cannot confirm the potential buyers’ ability to follow through on any proposal they may make to you to purchase your Units. Historically, units sold in the secondary market result in prices of between 10% to 40% of Rancon IV’s valuation estimate of its outstanding units. The Partnership’s current valuation estimate of its outstanding units is $610 per unit.

Unaudited financial statements at June 30, 2013, and December 31, 2012, and for the three and six months ended June 30, 2013, and June 30, 2012, are included with this letter. If you have questions or need additional information, please don’t hesitate to contact Investor Services, toll free at 888.909.7774. We are here to help – if you have questions about changing your address or transferring your IRA to a new custodian, contact us either by phone or by visiting our website at www.myinvestment.com. On the website, you can find information on how to contact us by email, and even submit a change of address electronically.

Sincerely,

Dan Stephenson	Judy Henrich
General Partner	Preferred Partnership Services, Inc.

261 Boeing Court

Livermore, California 94551

925.241.7143 Fax 925.371.0167

Toll-free 888.909.7774

RANCON REALTY FUND IV,
A CALIFORNIA LIMITED PARTNERSHIP

Consolidated Balance Sheets
(in thousands, except units outstanding)
(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Investments in real estate:
Rental properties	$63,963	$64,177
Accumulated depreciation	(24,737)	(23,518)
Rental properties, net	39,226	40,659

Cash and cash equivalents	3,815	2,856
Accounts receivable, net	189	215
Deferred costs, net of accumulated amortization of $2,207 and $1,889 as of
June 30, 2013 and December 31, 2012, respectively	1,780	2,033
Prepaid expenses and other assets	2,181	2,199

Total assets	$47,191	$47,962

Liabilities and Partners’ Equity (Deficit)
Liabilities:
Note payable and line of credit	$28,901	$29,137
Accounts payable and other liabilities	371	491
Prepaid rent	148	140

Total liabilities	29,420	29,768

Commitments and contingent liabilities (Note 6)

Partners’ Equity (Deficit):
General Partner	(869)	(865)
Limited partners, 65,819 limited partnership units outstanding
as of June 30, 2013 and December 31, 2012	18,640	19,059

Total partners’ equity	17,771	18,194

Total liabilities and partners’ equity	$47,191	$47,962

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RANCON REALTY FUND IV,
A CALIFORNIA LIMITED PARTNERSHIP

Consolidated Statements of Operations
(in thousands, except per unit amounts and units outstanding)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating revenue
Rental revenue and other	$2,049	$2,010	$4,085	$4,065
Tenant reimbursements	216	209	428	487
Total operating revenue	2,265	2,219	4,513	4,552

Operating expenses
Property operating expenses	1,007	936	1,977	1,905
Depreciation and amortization	890	889	1,757	1,810
General and administrative	204	230	419	452
Total operating expenses	2,101	2,055	4,153	4,167

Operating income	164	164	360	385

Interest and other income	15	-	15	-
Interest expense (including amortization of loan fees)	(399)	(405)	(798)	(812)

Net loss	$(220)	$(241)	$(423)	$(427)

Basic and diluted net loss per limited partnership unit	$(3.31)	$(3.62)	$(6.37)	$(6.42)

Weighted average number of limited partnership units outstanding	65,819	65,819	65,819	65,819

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Rancon Realty Fund IV

261 Boeing Court

Livermore, CA 94551

Address Service Requested

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